EXHIBIT 99.1

                                  PRESS RELEASE

FOR IMMEDIATE RELEASE:                  CONTACT:

Tremont Corporation                     J. Thomas Montgomery, Jr.
1999 Broadway, Suite 4300               Vice President, Controller and Treasurer
Denver,  Colorado  80202                (303) 296-5617

                     TREMONT REPORTS THIRD QUARTER EARNINGS
DENVER, COLORADO . . . October 28, 1999 . . . Tremont Corporation (NYSE: TRE) reported a third quarter 1999 net loss of $0.5 million, or $.08 per share, compared to net income of $7.5 million, or $1.12 per diluted share, for the same quarter in 1998.

         The Company's equity in earnings of 39%-owned Titanium Metals Corporation ("TIMET") was a loss of $2.7 million in the third quarter of 1999 compared to income of $5.0 million in 1998. TIMET reported a third quarter net loss of $7.5 million in 1999 on sales of $113 million, down from net income of $16.1 million on sales of $174 million for the third quarter of 1998. TIMET's results in 1999 were worse than in 1998 primarily due to a decline in volume caused by the previously-reported lower demand in both aerospace and industrial markets. TIMET reported that titanium mill products volume in the third quarter of 1999 was 20% lower than in the 1998 quarter, and that the average mill products selling price was down approximately 11%.

         The Company's equity in earnings of 20%-owned NL Industries, Inc. was $2.5 million in the third quarter of 1999 compared to $4.8 million for the same quarter of 1998. NL reported income from continuing operations for the third quarter of 1999 of $17.1 million, down from $31.4 million for the third quarter of 1998, primarily due to lower average selling prices and lower production volume, offset by higher sales volume. NL's income from continuing operations in the third quarter of 1998 includes an income tax benefit of $8.2 million related to prior-year German withholding tax refunds.

         NL reported that the average selling prices of titanium dioxide pigments ("TiO2") in the third quarter of 1999 were 4% lower than the same quarter in 1998 and 2% lower than the second quarter of 1999. NL's sales volume increased 18% over the third quarter of 1998 with strong demand in all major regions. NL's third quarter 1999 production volume was 10% lower than the comparable 1998 period and 8% lower than the second quarter of 1999.

         The Company's equity in earnings of other joint ventures principally represents earnings from its real estate development partnership.

         Tremont, headquartered in Denver, Colorado, is principally a holding company with operations in the titanium metals business, conducted through TIMET, in the TiO2 business, conducted through NL, and in real estate development, conducted through The Landwell Company.

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                               TREMONT CORPORATION

                       SUMMARY OF CONSOLIDATED OPERATIONS

                      (In millions, except per share data)



                                                              Quarter Ended                    Nine Months Ended
                                                              September 30,                      September 30,

                                                      -------------------------------    -------------------------------
                                                          1998              1999             1998              1999

Equity in earnings (loss) of:

     NL Industries                                    $     4.8         $     2.5         $   55.0         $     25.7
     TIMET                                                  5.0              (2.7)            14.8               (4.6)
     Other                                                   .2               -                2.2                 .7
                                                      --------------    -------------    --------------    -------------
                                                           10.0              (0.2)            72.0               21.8
Corporate expense, net                                      (.3)              1.0              (.7)               2.7
                                                      --------------    -------------    --------------    -------------

     Income before taxes and minority interest              9.7              (1.2)            71.3               19.1

Income tax expense                                          1.8               (.7)             5.9                6.6
Minority interest                                           -                 -                 .5                 .2
                                                      --------------    -------------    --------------    -------------

     Income before extraordinary item                       7.9               (.5)            64.9               12.3

Equity in extraordinary loss of NL-

     early extinguishment of debt                           (.4)              -                (.8)               -
                                                      --------------    -------------    --------------    -------------

     Net income                                       $     7.5         $      (.5)       $   64.1         $     12.3
                                                      ==============    =============    ==============    =============

Earnings per share:
     Before extraordinary item:

        Basic                                          $   1.23         $    (.08)        $   9.82         $     1.92
        Diluted                                            1.19              (.08)            9.47               1.90
     Net income:

        Basic                                          $   1.17         $    (.08)        $   9.69         $     1.92
        Diluted                                            1.12              (.08)            9.35               1.90

Weighted average shares outstanding:

     Common shares                                          6.4               6.4              6.6                6.4
     Diluted shares                                         6.5               6.5              6.8                6.5

